SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                           FORM 8-K

                       CURRENT REPORT
               Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

           Date of Report (Date of earliest event reported)
                            August 3, 1999

                      OHSL FINANCIAL CORP.
       (Exact name of Registrant as specified in its Charter)
Delaware                      0-20886            31-1362390
(State or other jurisdiction (Commission         (IRS Employer
of incorporation)             File No.)     Identification Number)

5889 Bridgetown Road, Cincinnati, Ohio               45348-3199
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code: (513) 574-3322
                                 N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

On August 3, 1999, the Registrant issued a press release announcing that they have signed a definitive agreement whereby
OHSL and its subsidiaries will merge into Provident Financial
Group, Inc. and its subsidiary, The Provident Bank.

Item 7.  Financial Statements and Exhibits

(a)  Exhibits

99.1  Press release of OHSL Financial Corp., dated August 3, 1999.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                             OHSL FINANCIAL CORP.



Date: ___________1999     By:   /S/ Charles F. Hertlein, Jr.
                                Charles F. Hertlein, Jr., Esq.
                                Attorney-in-fact for
                                Kenneth L. Hanauer
                                President and Chief
                                 Executive Officer


                              Exhibit 99.1

Provident Financial Group, Inc. & OHSL Financial Corp. Announce
Definitive Agreement to Merge OHSL into Provident

Cincinnati, August 3, 1999 - Provident Financial Group, Inc.
(Nasdaq: PFGI) and OHSL Financial Corp. (Nasdaq: OHSL) today announced that they have signed a definitive agreement whereby
OHSL and its subsidiaries will merge into Provident Financial
Group, Inc. and its subsidiary, The Provident Bank.  OHSL
Financial Corp., with $284 million in assets, operates six full-service banking offices in Cincinnati, Ohio through its subsidiary, Oak Hills Savings and Loan Company, F.A.

Under terms of the agreement, OHSL shareholders will receive shares of Provident common stock having an approximate value of $57 million. The final exchange ratio will be determined based on Provident's 10-day average closing price ending two days prior to closing. OHSL shareholders will receive $22.50 worth of Provident common stock if Provident's average per share price during the pricing period is between $40.00 and $50.00. If Provident's price is less than $40.00, OHSL shareholders will receive a fixed exchange ratio of 0.5625 shares of Provident. If Provident's price is more than $50.00, OHSL shareholders will receive a fixed exchange ratio of 0.45 shares of Provident. Based upon Provident's closing stock price of $43.25 on August 2, 1999, OHSL shareholders would receive 0.5202 shares of Provident common stock for each OHSL share, worth $22.50 per share. OHSL granted Provident an option to acquire up to 18 percent of the outstanding stock of OHSL, exercisable under certain conditions.

The transaction, which will be accounted for as a purchase, is expected to close in the fourth quarter of 1999. Due diligence work, including an assessment of Year 2000 readiness has been completed by both companies and their advisors. The transaction, approved by the boards of directors of both companies, is subject to approval by OHSL shareholders and customary regulatory approval. It is expected to be neutral to Provident's earnings per share.

Provident president and chief executive officer, Robert L. Hoverson, commented, "Expanding our presence within our current market and further increasing our retail funding base is an important component of our overall strategic plan. OHSL fits well with our operating philosophy and we look forward to providing our newest customers with the latest in products, services and conveniences as well as new opportunities for employees."
Hoverson also noted, "As the industry continues to consolidate, Provident expects to focus on additional opportunities to acquire high-quality financial institutions within our local market."

OHSL president and chief executive officer, Kenneth L. Hanauer, commented, "We view Provident as a respected and profitable bank, with the ability to offer our customers an expanded range of products and services as well as providing increased opportunities for our employees. Our shareholders will also realize significant benefits from the increased liquidity and market value this combination provides."

About Provident Financial Group, Inc.
Provident Financial Group, Inc., a Cincinnati-based commercial banking and financial services company with $8.5 billion in on-balance sheet assets and $13.0 billion in managed assets, provides full-service national and regional commercial and retail banking operations through The Provident Bank and the Provident Bank of Florida. Additional company information is available at http://www.provident-financial.com.

About OHSL Financial Corp.
OHSL Financial Corp. offers traditional community bank-type services to individual and business customers through its subsidiary, Oak Hills Savings and Loan Company, F.A.

For further information, please contact:
Provident Financial Group, Inc.          OHSL Financial Corp.
Christopher J. Carey                     Patrick J. Condren
Executive Vice President & Chief         Chief Financial Officer
   Financial Officer                       & Treasurer
513-639-4644/800-851-9521                513-574-3322
e-mail: InvestorRelations@provident-financial.com